UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 31, 2014

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive

Greenville, Wisconsin 54942

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 31, 2014 School Specialty, Inc. (the “Company”) entered into (i) the First Amendment, Consent and Limited Waiver to Loan Agreement among the Company, certain of its subsidiaries, Bank of America, N.A., SunTrust Bank and Bank of Montreal, as lenders, and Bank of America, N.A., as agent for the lenders (the “ABL Amendment”) and (ii) Amendment No. 1 to the Credit Agreement dated June 11, 2013 among the Company, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent for the lenders (the “Term Loan Amendment,” and together with the ABL Amendment, the “Amendments”).

Under the terms of the ABL Amendment, various amendments were made to the Loan Agreement dated as of June 11, 2013 among the Company and certain of its subsidiaries, as borrowers and guarantors, Bank of America, N.A., as agent, SunTrust Bank, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc., as joint lead arrangers and bookrunners, and the Guarantee and Collateral Agreement dated as of June 11, 2013 among the Company, the guarantors party thereto and Bank of America, N.A., as agent, including the following:

• the cap on the amount that may be added back under the definition of EBITDA for non-recurring, unusual or extraordinary charges, business optimization expenses and other restructuring charges or reserves and cash expenses relating to earn outs and similar obligations was increased to 25% of EBITDA for each of fiscal years 2015 and 2016 and to an amount equal to 20% of EBITDA declining to 10% of EBITDA for calculation periods including portions of both fiscal years 2016 and 2017;

• the definition of “Equity Interest” was expanded to include additional types of equity awards that are available for grant under the Company’s 2014 Incentive Plan and amendments related to the settlement of those awards; and

• subject to certain conditions, the Company may change its fiscal year to December 31.

Pursuant to the ABL Amendment, the lenders also waived certain defaults and events of default that occurred as a result of the conversion of certain subsidiaries of the Company to Delaware limited liability companies.

Under the terms of the Term Loan Amendment, various amendments were made to the Credit Agreement dated as of June 11, 2013 among the Company, as borrower, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent and Credit Suisse Securities (USA) LLC, as sole bookrunner and sole lead arranger, and the Guarantee and Collateral Agreement dated as of June 11, 2013 among the Company, the guarantors party thereto and Credit Suisse AG, as agent, including the following:

• the cap on the amount that may be added back under the definition of Consolidated EBITDA for non-recurring, unusual or extraordinary charges, business optimization expenses and other restructuring charges or reserves and cash expenses relating to earn outs and similar obligations was increased to $8.1 million for fiscal year 2014 and $15 million for each of fiscal years 2015 and 2016;

• the definition of “Equity Interests” was expanded to include additional types of equity awards that are available for grant under the Company’s 2014 Incentive Plan and amendments related to the settlement of those awards;

• the prepayment premium was changed to (i) 3.00% of the principal amount of term loans repaid, repriced or refinanced prior to the six month anniversary of the amendment effective date, (ii) 2.00% of the principal amount of term loans repaid, repriced or refinanced on or prior to the first anniversary and after the six month anniversary of the amendment effective date, and (iii) 1.00% of the principal amount of term loans repaid, repriced or refinanced on or prior to the second anniversary and after the first anniversary of the amendment effective date, subject to reduction in the case of clauses (i) and (ii) under certain circumstances; and

• subject to certain conditions, the Company may change its fiscal year to December 31.

Pursuant to the Term Loan Amendment, the lenders also waived certain defaults and events of default that occurred as a result of the conversion of certain subsidiaries of the Company to Delaware limited liability companies.

The foregoing descriptions of the Amendments do not purport to be complete and are qualified in their entirety by reference to the Amendments, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment, Consent and Limited Waiver to Loan Agreement among the Company, certain of its subsidiaries, Bank of America, N.A., SunTrust Bank and Bank of Montreal, as lenders, and Bank of America, N.A., as agent for the lenders.

10.2	Amendment No. 1 to the Credit Agreement dated June 11, 2013 among the Company, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: November 4, 2014	By:	/s/ Kevin Baehler
Kevin Baehler, Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment, Consent and Limited Waiver to Loan Agreement among the Company, certain of its subsidiaries, Bank of America, N.A., SunTrust Bank and Bank of Montreal, as lenders, and Bank of America, N.A., as agent for the lenders.

10.2	Amendment No. 1 to the Credit Agreement dated June 11, 2013 among the Company, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent for the lenders.

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